Exhibit (a)(1)(C)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING AMERICAN DEPOSITARY SHARES (“ADSs”)

(EACH REPRESENTING ONE-TWENTIETH (1/20) OF ONE COMMON SHARE) OF

DOUBLEDOWN INTERACTIVE CO., LTD.

AT US$16.25 NET PER ADS

PURSUANT TO THE OFFER TO PURCHASE DATED NOVEMBER 10, 2026

BY

DOUBLEU GAMES CO., LTD.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

ON DECEMBER 10, 2026 (THE “EXPIRATION TIME”), UNLESS THE OFFER IS EXTENDED OR

EARLIER TERMINATED.

November 10, 2026

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by DoubleU Games Co., Ltd. (“DoubleU Games” or the “Purchaser”), a company incorporated under the laws of the Republic of Korea, to act as Dealer Manager in connection with the Purchaser’s offer to purchase all outstanding American Depositary Shares (“ADSs”), each representing one-twentieth (1/20) of one common share, par value KRW 10,000 per share (each, a “Common Share”), of DoubleDown Interactive Co., Ltd., a company incorporated under the laws of the Republic of Korea (“DDI” or the “Company”) not owned by DoubleU Games or any of its affiliates, at US$16.25 per ADS, net to the seller in cash, without interest and less any applicable withholding taxes (the “Offer Price”), payable in U.S. dollars, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 10, 2026 (the “Offer to Purchase”) and the related Letter of Transmittal (together, as each may be amended or supplemented, the “Offer”).

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE EXPIRATION TIME, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Please furnish copies of the following enclosed materials to those of your clients for whose accounts you hold ADSs in your name or in the name of your securities intermediary:

1.	The Offer to Purchase, dated November 10, 2026;

2.	The Letter of Transmittal (including Substitute Form W-9), for your use and for the information of your clients;

3.	DDI’s Solicitation/Recommendation Statement on Schedule 14D-9;

4.

A printed form of letter to clients for whose accounts you hold ADSs registered in your name or in the name of your securities intermediary, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5.	A return envelope addressed to you.

Your attention is directed to the following:

1.	The Offer commenced on November 10, 2026, and will expire at the Expiration Time, unless the Offer is extended or earlier terminated.

2.

The Offer is for all outstanding ADSs not owned by DoubleU Games or its affiliates. The Purchaser is not seeking to purchase Common Shares in the Offer, and Common Shares may not be tendered in the Offer.

3.

The Offer is subject to the conditions described in Section 13 (“Conditions to the Offer”) in the Offer to Purchase, including (i) the Minimum Tender Condition, requiring that, immediately following the acceptance for payment of all ADSs validly tendered and not validly withdrawn pursuant to the Offer, DoubleU Games would own at least 95% of the total issued and outstanding Common Shares, which condition is determined objectively and which DoubleU Games may, if it reasonably determines that the condition is not reasonably expected to be satisfied as of the then-scheduled Expiration Time, and at any time prior to the then-scheduled Expiration Time, reduce (but not waive) to a percentage not lower than 90% (the “Waiver Floor”), after consulting in good faith with the Special Committee (as defined in the Offer to Purchase) and with the prior written consent of DDI (given by the board of directors of DDI (the “DDI Board”) following the recommendation of the Special Committee, as applicable), which consent shall not be unreasonably withheld, conditioned or delayed, (ii) the Majority-of-the-Minority Condition, requiring that more than 50% of the ADSs held by Unaffiliated Holders (as defined in the Offer to Purchase) be validly tendered and not validly withdrawn prior to the Expiration Time, which condition is not waivable by any party, and (iii) the other conditions described therein. The Offer is not subject to any financing condition.

4.

The Special Committee unanimously has (i) determined that the Transaction Agreement (as defined in the Offer to Purchase) and the transactions contemplated thereby, including the Offer and the Post-Offer Transaction (as defined in the Offer to Purchase), are advisable, fair to, and in the best interests of, DDI and its shareholders, including the Unaffiliated Holders; (ii) resolved to recommend that the DDI Board determine that the Transaction Agreement and the transactions contemplated thereby, including the Offer and the Post-Offer Transaction, are advisable, fair to, and in the best interests of, DDI and its shareholders, including the Unaffiliated Holders, and approve the Transaction Agreement and the transactions contemplated thereby, including the Offer and the Post-Offer Transaction; (iii) resolved to recommend that the Unaffiliated Holders accept the Offer and tender their ADSs pursuant to the Offer; and (iv) resolved to recommend that the DDI Board recommend that the Unaffiliated Holders accept the Offer and tender their ADSs pursuant to the Offer. Following such recommendation of the Special Committee and after consultation with its advisors and consideration of the fairness opinion, the DDI Board unanimously (i) determined that the Transaction Agreement and the transactions contemplated thereby, including the Offer, are advisable, fair to, and in the best interests of DDI and its shareholders, including the Unaffiliated Holders; (ii) approved the Transaction Agreement and the transactions contemplated thereby, including the Offer, in accordance with Article 398 of the Korean Commercial Act; and (iii) recommended that the Unaffiliated Holders accept the Offer and tender their ADSs pursuant to the Offer. The reasons for such recommendation are described in DDI’s Solicitation/Recommendation Statement on Schedule 14D-9, which is enclosed herewith.

5.

The Purchaser will not pay any fees or commissions to any broker or dealer or to any other person (other than certain parties described in Section 16 (“Fees and Expenses”) in the Offer to Purchase) in connection with the solicitation of tenders of ADSs pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

6.

With respect to ADSs tendered by means of a Letter of Transmittal (rather than through The Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”)), if Citibank, N.A., the tender agent and paying agent for the Offer (the “Tender Agent”), has not received a valid and properly completed IRS Form W-9 or applicable IRS Form W-8 from the tendering holder, payment for such ADSs will not be made until the Tender Agent receives such form, and no interest will be paid by reason of any such delay.

7.

If neither the required Korean tax certification and supporting documentation nor applicable Korean-residency or treaty-relief documentation is timely provided, payments may be subject to Korean income tax withholding at 11% of the aggregate Offer Price paid to that holder (see Section 6 (“Material Korean Tax Considerations”) in the Offer to Purchase).

8.

For a tender of ADSs to be valid, the Tender Agent must receive, before the Expiration Time, (i) the American Depositary Receipts evidencing the tendered ADSs (or a confirmation of the book-entry transfer of the tendered ADSs into the Tender Agent’s account at DTC), (ii) a properly completed Letter of Transmittal (or, for book-entry tenders through DTC’s ATOP, an Agent’s Message, including the Korean tax certification) and (iii) any other required documents, including tax forms, as described in Section 3 (“Procedures for Tendering ADSs”) in the Offer to Purchase. No guaranteed delivery procedures are available for the Offer.

9.

ADSs tendered pursuant to the Offer may be withdrawn at any time before the Expiration Time and, if not yet accepted for payment, at any time after January 9, 2027 (60 days after commencement of the Offer, see Section 4 (“Withdrawal Rights”) in the Offer to Purchase).

10.	Under no circumstances will the Purchaser pay interest on the consideration paid for ADSs pursuant to the Offer, regardless of any delay in making such payment.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE DEALER MANAGER, THE INFORMATION AGENT, THE TENDER AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

Questions and requests for additional copies may be directed to Georgeson LLC, in its capacity as Information Agent, at U.S. Toll Free: +1 888 745 7950 and Outside U.S. & Canada: +1 516 464 5409, or email doubledownoffer@georgeson.com, or to the undersigned, Roth Capital Partners, LLC, in its capacity as Dealer Manager, at U.S. and Canada Toll Free: + 1 800 678 9147.

Very truly yours,

ROTH CAPITAL PARTNERS, LLC, as Dealer Manager